As filed with the Securities and Exchange Commission on April 2, 2010

Registration No. 333-164857

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

Pre-Effective Amendment No. 1 to
FORM S-3

 REGISTRATION STATEMENT UNDER THE
SECURITIES ACT OF 1933

New Generation Biofuels Holdings, Inc.
(Exact name of registrant as specified in its charter)

Florida	26-0067474
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

5850 Waterloo Road, Suite 140
Columbia, Maryland 21045
 (410) 480-8084
 (Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Cary J. Claiborne
President, Chief Executive Officer, and Secretary
New Generation Biofuels Holdings, Inc.
5850 Waterloo Road, Suite 140
Columbia, Maryland 21045
 (410) 480-8084
 (Name, address including zip code, and telephone number, including area code, of agent for service)

 Copy to:
Steven M. Kaufman, Esq.
Hogan & Hartson LLP
555 Thirteenth Street N.W.
Washington, DC  20004
Tel: (202) 637-5600

Approximate date of commencement of proposed sale to the public:  As soon as practicable after the effective date of this Registration Statement and from time to time thereafter.

If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.  ☐

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box.  ☒

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box.  ☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company.  See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.  (Check One)

Large accelerated filer	☐	Accelerated Filer	☐

Non-accelerated filer (Do not check if a smaller reporting company)	☐	Smaller reporting company	☒

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Amount being registered (1)	Proposed maximum offering price per share (3)	Proposed maximum aggregate offering price	Amount of registration fee(4)
Common Stock, par value $0.001 per share (2)	3,781,716	$0.71	$2,685,018	$191.00

Total Registration Fee				$191.00

(1)
Pursuant to Rule 416 under the Securities Act, this registration statement shall also cover any additional shares of common stock that shall become issuable by reason of any stock dividend, stock split, recapitalization, or other similar transaction effected without the receipt of consideration that results in an increase in the number of the outstanding shares of common stock.

(2)
Represents presently outstanding shares of common stock held by the selling shareholders and shares issuable to the selling shareholders upon exercise of the subscriber option to purchase additional shares, as described in the offering documents.

(3)
Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) under the Securities Act of 1933, as amended, based upon the average of the high and low prices as reported on the NASDAQ Capital Market on February 8, 2010.

(4)	Previously paid.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to Section 8(a), may determine.

The information in this prospectus is not complete and may be changed.  Our selling shareholders may not sell these securities until the registration statement filed with the Securities and Exchange Commission is declared effective.  This prospectus is not an offer to sell these securities, and it is not soliciting offers to buy these securities in any state where the offer or sale is not permitted.

Subject to Completion, dated April __, 2010

PROSPECTUS

NEW GENERATION BIOFUELS HOLDINGS, INC.

3,781,716

Common Stock

This prospectus relates to the sale of up to 3,781,716 shares of our common stock, par value $0.001 per share, by the non-affiliate selling shareholders identified in this prospectus.  The shares offered by this prospectus relate to securities issued in a private placement completed in February 2010.

The registration of shares covered by this prospectus does not necessarily mean that the selling shareholders will offer or sell any of the shares.  The timing and amount of sale are within the sole discretion of the selling shareholders. These shares may be sold by the selling shareholders from time to time on the NASDAQ Capital Market or on any national securities exchange or automated interdealer quotation system on which our common stock is then listed or quoted, through negotiated transactions or otherwise, at market prices prevailing at the time of sale or at negotiated prices.

The distribution of the shares by the selling shareholders is not subject to any underwriting agreement.  We will receive none of the proceeds from the sale of the shares by the selling shareholders. We will bear all expenses of registration incurred in connection with this offering, but the selling shareholders will bear all selling and other expenses incurred by them.

Our common stock is traded on the NASDAQ Capital Market under the symbol “NGBF.” On March 31, 2010, the closing sale price of our common stock on the NASDAQ Capital Market was $0.71 per share.  None of our other securities are currently publicly traded.

We may amend or supplement this prospectus from time to time by filing amendments or supplements as required. You should read this entire prospectus and any amendments or supplements carefully before you make your investment decision.

Investing in these securities involves a high degree of risk. Please carefully review the section entitled “Risk Factors” beginning on page 5 of this prospectus and the risk factors that are incorporated by reference in this prospectus from our Securities and Exchange Commission filings.

The shares have not been registered under the securities laws of any state or other jurisdiction as of the date of this prospectus. Brokers or dealers should confirm the existence of an exemption from registration or effectuate such registration in connection with any offer and/or sale of the shares.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy or this prospectus. Any representation to the contrary is a criminal offense.

In considering the acquisition of the common stock described in this prospectus, you should rely only on the information contained in this prospectus. We have not authorized anyone to provide you with information different from that contained in this prospectus. The information contained in this prospectus is complete and accurate only as of the date on the front cover of this prospectus, regardless of the time of delivery of this prospectus or of any sale of the shares of common stock.

The date of this prospectus is April __, 2010.

ABOUT THIS PROSPECTUS

We have filed with the Securities and Exchange Commission (the “SEC”) a registration statement on Form S-3, of which this prospectus is a part, under the Securities Act of 1933, as amended (the “Securities Act”), with respect to the offered shares. This prospectus does not contain all of the information set forth in the registration statement, portions of which we have omitted as permitted by the rules and regulations of the SEC. Statements contained in this prospectus as to the contents of any contract or other document are not necessarily complete. You should refer to the copy of each contract or document filed as an exhibit to or incorporated by reference into the registration statement for a complete description.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

Any statements in this prospectus and the information incorporated herein and therein by reference relating to future financial or business performance, conditions or strategies and other financial and business matters, including expectations regarding future revenues and operating expenses, are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements can generally be identified as such because the context of the statement will include words such as “anticipates,” “believes,” “continues,” “estimates,” “expects,” “intends,” “may,” “opportunity,” “plans,” “potential,” “predicts,” “projects” or “will,” the negative of these words or words of similar import. Similarly, statements that describe our future plans, strategies, intentions, expectations, objectives, goals or prospects are also forward-looking statements. We caution that these forward-looking statements are subject to numerous assumptions, risks and uncertainties, that can change over time. Factors that may cause actual results to differ materially from the results discussed in the forward-looking statements include:

•	our lack of operating history;

•	our dependence on additional financing to continue as a going concern;

•	our inability to generate revenues or profits from sales of our biofuel and to establish commercial scale production facilities;

•	the disproportionally higher cost of production relative to units sold;

•	our ability to fully realize the value of our technology license agreement, which is our principal asset;

•
our inability to enter into acceptable sublicensing agreements with respect to our technology or the inability of any sublicensee to successfully manufacture, market or sell biofuel utilizing our licensed technology;

•	market acceptance of our biofuel;

•	our inability to compete effectively in the renewable fuels market;

•	governmental regulation and oversight, including our ability to qualify our biofuel for certain tax credits and renewable portfolio standards;

•	our ability to protect our technology through intellectual property rights;

•	unexpected costs and operating deficits;

•	adverse results of any material legal proceedings; and

•	other specific risks set forth or incorporated by reference under the heading “Risk Factors” of this prospectus.

Further information on the factors and risks that could affect our business, financial condition and results of operations, are set forth in this prospectus under “Risk Factors” and in our filings with the SEC, which are available at www.sec.gov. All forward-looking statements are based on information available at the time the statement was made. We undertake no obligation to update any forward-looking statements or other information contained in this prospectus as a result of new information, future events or otherwise. You should not place undue reliance on these forward-looking statements. Although we believe that our plans, intentions and expectations reflected in or suggested by the forward-looking statements are reasonable, these plans, intentions or expectations may not be achieved.

References in this prospectus to “New Generation Biofuels Holdings, Inc.,” “we,” “us” and “our” are to New Generation Biofuels Holdings, Inc.

SUMMARY

You should read the following summary together with the more detailed information contained elsewhere in this prospectus, including the section titled “Risk Factors,” regarding us and our common stock before making an investment decision..

Our Business

We are a renewable biofuels provider that is marketing a new class of “second generation” biofuels for use in diesel fuel applications, including power generation, commercial and industrial heating and marine transportation. that began generating revenues in 2008.

We produce our biofuels using a proprietary blending technology that we believe is simpler, cleaner, less expensive, and less energy intensive than the complex chemical reaction process used to produce traditional biodiesel. We believe that this technology enables us to produce biofuels that cost less to produce, use less energy and generate significantly lower emissions than our competitors. Our technology also gives us the flexibility to produce our biofuel from multiple feedstocks, which allows us to use non-edible raw materials in our production process, when desirable. We believe that these factors will enable us to customize our product to specific customer requirements and react more quickly to trends in the biofuels market.

The operation and development of our business will require substantial additional capital to fund our operations, payments due under our exclusive technology license, the development or expansion of our production plants, research and development, and other initiatives.

Our near-term business strategy involves the following:

•
Direct Sales.  We are seeking to develop a revenue stream from direct sales of our biofuel produced at our Baltimore production facility. Based on existing contracts with our customers, we are seeking to expand our facility over the next several months.

•
Technology Licensing.  As a second potential revenue stream, our business plan contemplates collecting royalties through sublicensing our proprietary technology where it is more efficient for manufacturers to produce our biofuel at their own plants rather than requiring production at our facilities. We are in the process of seeking initial technology licensing contracts.

•
Government Tax Credits.  We are also pursuing our eligibility and qualification for tax credits and other government incentives to strengthen the competitive position of our biofuel and to otherwise attempt to take advantage of the U.S. government’s encouragement of “green” technologies.

•	Strategic Partners. We are seeking arrangements with strategic partners who would both provide funding and support our efforts to develop our production capacity and attract customers.

•	Research and Development. To the extent permitted by our limited resources, we are continuing to develop our technology and extend it to fuels with additional applications.

Significant developments regarding our company include the following:

•	Completed 41 production runs at our Baltimore production facility through December 2009.

•	Produced 209,000 gallons of our biofuel in 2009.

•	Blended our biofuel with #6 Diesel fuel to diversify our product applications and expand our potential markets.

•	On March 2010, we received the permit to construct approval from the State of Maryland to expand our Baltimore facility to 25 million gallons.

•
On March 12, 2010, we executed a non-binding Memorandum of Understanding, or MOU, with Regent Trend Investment Ltd (soon to be re-named Milestone Biofuels Limited, or Milestone), a potential strategic partner from China, under which Milestone would invest $20 million in our equity securities and we would collaborate with Milestone to form a joint venture to develop and operate biofuel production plants in the continental United States with a total aggregate plant capacity of 250 million gallons per year. Milestone would fund all of the capital requirements for the joint venture and we would provide the technology and operate the plants. We would earn a minimum royalty on all sales from the joint venture and would share in a percentage of profits above the minimum royalty. The MOU remains subject to a due diligence period of up to 75 days and negotiation, execution and delivery of definitive agreements acceptable to both parties and approved by their respective boards of directors. The investment also may be subject to shareholder approval under the NASDAQ listing rules. There is no assurance that definitive agreements will be signed or that the transaction will close.

•
In February 2010, we entered into an agreement with Ferdinando Petrucci, the inventor of our proprietary technology, to issue 1,100,000 shares of common stock and $120,000 in cash in lieu of the $1 million license payment payable in two equal installments in February and March 2010 to help conserve cash and strengthen our liquidity.

•	In February 2010, we closed a private placement of 1,890,858 shares of common stock and warrants to purchase 1,890,858 shares of common stock for total gross proceeds of approximately $1.3 million.

•
In January 2010, Baltimore City Schools named us in their annual heating fuel request for proposal. This request for proposal by the Baltimore City Schools is in conjunction with a proposed 1 year contract with the City of Baltimore. We previously completed a successful test program with the City of Baltimore and reached an agreement to proceed with a longer contract to include the Baltimore City Schools.

•
In December 2009, we closed a registered direct offering of 1,926,250 shares of common stock and warrants to purchase 577,875 shares of common stock for total gross proceeds of approximately $1.5 million.

•
In November 2009, we entered into a sales contract, following the purchase order entered into in July 2009, to supply Fenix Energy with 750,000 gallons of our biofuel per month for 12 months under specified conditions. In March 2010, as provided in the sales contract, we requested a letter of credit equivalent to one month’s sales. We have not yet received the letter of credit which Fenix would need to post to satisfy one of the conditions to shipment. We also would have to complete modifications to our Baltimore production facility to be able to make shipments under this arrangement.

•
In November 2009, we received a letter from NASDAQ that confirms that we are back in compliance with their shareholders’ equity requirements for continued listing. However, in December 2009, we received a letter from NASDAQ that states that we are not compliance with the NASDAQ minimum bid price requirement for continued listing and have until June 2010 to regain compliance.

•
In October 2009, we signed a letter of intent with Ace Biofuels under which Ace Biofuels intends to license product formulations, manufacturing technology and know-how from us with the intent of constructing a biofuel manufacturing facility and marketing our biofuel in Puerto Rico, subject to completion of definitive agreements

Our principal executive office is located at 5850 Waterloo Road, Suite 140, Columbia, Maryland 21045. Our telephone number is (410) 480-8084. Our website is www.newgenerationbiofuels.com.  The information on our website or any other website is not incorporated by reference into this prospectus or any accompanying prospectus supplement.

About this Offering

This prospectus relates to the offering of up to 3,781,716 shares of our common stock by the non-affiliate selling shareholders listed in this prospectus, representing, as of February 9, 2010, approximately 11.3% of our total outstanding common stock and 16.6% of our public float.  The shares offered by this prospectus relate to securities issued in a private placement in February 2010, as described below.

February 2010 Private Placement

On February 2, 2010, we completed a private placement of common stock and warrants, raising $1.3 million in gross proceeds and approximately $1.2 million in net proceeds after deducting finders’ fees.

We issued 1,890,858 shares of common stock and warrants to purchase 1,890,858 shares of common stock to a group of investors. We sold the shares and warrants in units at a price of $0.69 per unit, with each unit consisting of one share of common stock and a warrant to purchase one share of common stock at an exercise price of $0.90 per share. The warrants have a five year term from the date of issuance, will not be exercisable prior to six months after issuance and will include provisions providing for adjustments to the number of shares exercisable thereunder upon stock dividends, stock splits and similar events. We also do not intend that the warrants will trade on any exchange or be listed for quotation on any market.

Each investor who subscribed for units will have an option to purchase additional units consisting of shares of common stock and warrants during an exercise period ending 30 days after a registration statement registering shares issued in the offering is declared effective by the Securities and Exchange Commission. The option warrants will have the same exercise price, terms and conditions as the other warrants issued in the offering. Subject to NASDAQ listing approval and determination that shareholder approval is not required for the issuance of option units, the option will permit purchases of up to the number of units initially purchased in the offering.

      The offering also included certain antidilution provisions for the benefit of investors. If at any time prior to six (6) months after the registration statement is declared effective we issue additional equity securities in a “financing transaction” (as defined in the transaction documents) with a purchase price less than the unit price or issue convertible securities with a purchase price less than the unit price, we will be obligated to issue additional shares of common stock to investors in this offering so that the aggregate number of shares received by the investor is equal to the number of shares of common stock that the investor would have received if the same dollar amount had been invested at the purchase price of the additional equity securities. There are no anti-dilution provisions in the warrants. The total number of shares issued to all investors in the offering and pursuant to anti-dilution provisions will not exceed the maximum number of shares that may be issued without obtaining shareholder approval under listing rules of the NASDAQ Capital Market.

 In connection with the offering, we agreed to register the resale of the shares issued in the offering or upon exercise of the option, but excluding shares underlying warrants. We are required to file the registration statement within 10 days of closing. We are obligated to maintain the effectiveness of the registration statement indefinitely, until the shares have been disposed of in accordance with the registration statement, the shares have been distributed to the public or could be sold by the investor pursuant to Rule 144 under the Securities Act, or the shares have ceased to be outstanding.

For more information about the February 2010 private placement, see our Current Report on Form 8-K, filed February 3, 2010.

RISK FACTORS

An investment in our securities involves a high degree of risk. You should carefully consider the risks incorporated by reference from our Annual Report on Form 10-K for the year ended December 31, 2009, and in our subsequent filings with the SEC, which are incorporated by reference in this prospectus, before you decide to invest in our securities. These risks could result in impairment of our financial condition and results of operations, in which event the value of our securities could decline, and you may lose all or part of your investment.

USE OF PROCEEDS

This prospectus relates to shares of our common stock that may be offered and sold from time to time by the selling shareholders who will receive all of the proceeds from the sale of the shares. We will not receive any proceeds from the sale of shares of common stock in this offering. We will bear all expenses of registration incurred in connection with this offering, but the selling shareholders will bear all commissions, selling and other expenses to underwriters, agents, brokers and dealers.

DETERMINATION OF OFFERING PRICE

This offering is being made solely to allow the selling shareholders to offer and sell shares of our common stock to the public. The selling shareholders may offer for resale some or all of their shares at the time and price that they choose. On any given day, the price per share is likely to be based on the market price for our common stock, as quoted on the NASDAQ Capital Market on the date of sale, unless shares are sold in private transactions. Consequently, we cannot currently determine of the price at which shares offered for resale pursuant to this prospectus may be sold.

SELLING SHAREHOLDERS

Selling Shareholder Table

This prospectus covers shares of our common stock, including shares currently issued and outstanding  that we sold in a private placement of our securities in February 2010 to “accredited investors” as defined by Rule 501(a) under the Securities Act, pursuant to a registration exemption under Section 4(2) of the Securities Act. The selling shareholders may from time to time offer and sell under this prospectus any or all of the shares listed opposite each of their names below as shown in the “Shares Offered Hereby” column. Under registration rights agreements with each investor in the private placement, we are required to register for resale the shares of our common stock described in the table below.

We have prepared the table below based upon the information previously furnished to us by the selling shareholders and available corporate records. The selling shareholders identified below may have sold, transferred or otherwise disposed of some or all of their shares since the date on which the information in the following table is presented in transactions exempt from or not subject to the registration requirements of the Securities Act. Certain selling shareholders may be deemed to be “underwriters” as defined in the Securities Act. Any profits realized by the selling shareholders may be deemed to be underwriting commissions. Information concerning the selling shareholders may change from time to time and, if necessary, we will amend or supplement this prospectus accordingly. We cannot give an estimate as to the number of shares of common stock that will be held by the selling shareholders upon termination of this offering because the selling shareholders may offer some or all of their common stock under the offering contemplated by this prospectus. The total number of shares that may be sold hereunder will not exceed the number of shares offered hereby. Please read the section entitled “Plan of Distribution” in this prospectus.

As noted in the footnotes to the table below, we have been advised that each of such selling shareholders purchased our common stock and warrants in the ordinary course of business, not for resale, and that none of such selling shareholders had, at the time of purchase, any agreements or understandings, directly or indirectly, with any person to distribute the related common stock. Unless otherwise indicated in the footnotes to the table below, none of the selling shareholders has or had any position, office or other material relationship with the company or any of its predecessors or affiliates within the past three years.

The following table sets forth:

•	the names of the selling shareholders,

•	the number of shares of common stock beneficially owned by the selling shareholders as of March 31, 2010,

•	the maximum number of shares of common stock that may be offered for the account of the selling shareholders under this prospectus, and

•
the amount and percentage of common stock that would be owned by the selling shareholders after completion of the offering, assuming a sale of all of the common stock that may be offered by this prospectus.

Under SEC rules, beneficial ownership includes any shares of common stock as to which a person has sole or shared voting power or investment power and any shares of common stock which the person has the right to acquire within 60 days through the exercise of any option, warrant or right, through conversion of any security or pursuant to the automatic termination of a power of attorney or revocation of a trust, discretionary account or similar arrangement. Beneficial ownership is calculated based on 35,784,757 shares of our common stock outstanding as of March 31, 2010. In calculating the number of shares beneficially owned by a selling shareholder and the percentage ownership, shares of common stock subject to preferred stock conversion rights, options or warrants held by that person that are currently exercisable or convertible or become exercisable or convertible within 60 days after March 31, 2010 are deemed outstanding even if they have not actually been exercised or converted. The shares issuable under these securities are treated as outstanding for computing the percentage ownership of the person holding these securities but are not treated as outstanding for the purpose of computing the percentage ownership of any other person.

Name of Selling Shareholder	Shares Beneficially Owned Represented by Common Stock Before the Offering (1)	Shares Offered Hereby (2)	Shares Beneficially Owned After the Offering (3)	Percentage of Outstanding Shares Beneficially Owned After the Offering
Alan Andalman (4)	114,109	72,462	0	–
Mark E. Anderson, Trustee of the Mark E. Anderson, M.D., A Professional Corporation Profit Sharing Plan and Trust (5)	72,462	72,462	0	–
Courtney W. Brown (6)	72,462	72,462	0	–
Cranshire Capital (7)	1,335,575	724,638	0	–
John Dirkson, Trustee of the Dirkson 2006 Family Trust (8)	144,926	144,926	0	–
Philip Ditmanson (9)	165,749	144,926	0	–
Stanley G. & Carol R. Eilers (10)	114,109	72,462	0	–
Greg Freitag (11)	93,285	72,462	0	–
Fred Halpern (12)	72,462	72,462	0	–
Denise Harrington (13)	115,942	115,942	0	–
Harborview Master Fund, L.P. (14)	1,064,636	724,636	0	–
Steven D. Johnson (15)	72,462	72,462	0	–
Ridge Clearing & Outsourcing Solutions, Custodian of the Steven D. Johnson – IRA (16)	72,462	72,462	0	–
Porter Partners, LP (17)	658,042	289,854	0	–
William W. Prain (18)	72,462	72,462	0	–
Scott & Mary Strickland (19)	389,854	289,854	0	–
Mark Wilton (20)	434,782	434,782	0	–
11 Good Energy, Inc. (21)	510,000	260,000	0	–

__________________
(1)	May include shares owned by the selling shareholders that are registered for resale on other registration statements.

(2)	Reflects the number of shares offered for resale by this prospectus on behalf of each selling shareholder.

(3)	Assumes all shares have been sold by each selling shareholder pursuant to a prospectus under an effective registration statement or under Rule 144 of the Securities Act.

(4)
Includes 36,231 shares of common stock currently outstanding, 35,400 shares of common stock issuable upon conversion of our Series B preferred stock, 36,231 shares of common stock issuable upon exercise of the investor option and 6,247 shares of common stock underlying warrants exercisable within 60 days. Mr. Andalman has sole power to vote and dispose of the securities held. The selling shareholder is not affiliated with a broker-dealer and acquired the securities to be resold solely for the account of the selling shareholder, and not for the account of any other person or with a view to any resale or distribution thereof.

(5)
Includes 36,231 shares of common stock currently outstanding and 36,231 shares of common stock issuable upon exercise of the investor option. The address for the Mark E. Anderson, M.D., A Professional Corporation Profit Sharing Plan and Trust (the “Profit Sharing Plan and Trust”) is 16300 Sand Canyon Avenue, Suite 1005, Irvine, CA 92718.  Mr. Anderson, as trustee, has sole power to vote and dispose of the securities held by the Profit Sharing Plan and Trust. The selling shareholder is not affiliated with a broker-dealer and acquired the securities to be resold solely for the account of the selling shareholder, and not for the account of any other person or with a view to any resale or distribution thereof.

(6)
Includes 36,231 shares of common stock currently outstanding and 36,231 shares of common stock issuable upon exercise of the investor option. Ms. Brown has sole power to vote and dispose of the securities held. The selling shareholder is not affiliated with a broker-dealer and acquired the securities to be resold solely for the account of the selling shareholder, and not for the account of any other person or with a view to any resale or distribution thereof.

(7)
Includes 514,566 shares of common stock currently outstanding, 172,833 shares of common stock issuable upon conversion of our Series B preferred stock, 362,319 shares of common stock issuable upon exercise of the investor option and 285,857 shares of common stock underlying warrants exercisable within 60 days. The address for Cranshire Capital, L.P. (“Cranshire”) is 3100 Dundee Rd., Suite 703, Northbrook, IL 60062. Downsview Capital, Inc. (“Downsview”) is the general partner of Cranshire and consequently has voting control and investment discretion over securities held by Cranshire. Mitchell P. Kopin, President of Downsview, has voting control over Downsview. As a result, each of Mr. Kopin and Downsview may be deemed to have beneficial ownership (as determined under Section 13 (d) of the Securities Exchange Act of 1934, as amended) of the shares owned by Cranshire which are being registered hereunder. The selling shareholder is not affiliated with a broker-dealer and acquired the securities to be resold solely for the account of the selling shareholder, and not for the account of any other person or with a view to any resale or distribution thereof.

(8)
Includes 72,463 shares of common stock currently outstanding and 72,463 shares of common stock issuable upon exercise of the investor option. The address for the Dirkson 2006 Family Trust is 200 Clover Springs Drive, Cloverdale, CA 95425. John Dirkson, as trustee of the Family Trust, has sole power to vote and dispose of the securities held by the Family Trust. The selling shareholder is not affiliated with a broker-dealer and acquired the securities to be resold solely for the account of the selling shareholder, and not for the account of any other person or with a view to any resale or distribution thereof.

(9)
Includes 72,463 shares of common stock currently outstanding, 17,700 shares of common stock issuable upon conversion of our Series B preferred stock, 72,463 shares of common stock issuable upon exercise of the investor option and 3,123 shares of common stock underlying warrants exercisable within 60 days. Mr. Ditmanson has sole power to vote and dispose of 144,926 shares and has shared power to vote and dispose of the remaining 20,823 shares with Donna Zimmerman. The selling shareholder is not affiliated with a broker-dealer and acquired the securities to be resold solely for the account of the selling shareholder, and not for the account of any other person or with a view to any resale or distribution thereof.

(10)
Includes 36,231 shares of common stock currently outstanding, 35,400 shares of common stock issuable upon conversion of our Series B preferred stock, 36,231 shares of common stock issuable upon exercise of the investor option and 6,247 shares of common stock underlying warrants exercisable within 60 days. Stanley G. and Carol R. Eilers have shared power to vote and dispose of the securities held. The selling shareholder is not affiliated with a broker-dealer and acquired the securities to be resold solely for the account of the selling shareholder, and not for the account of any other person or with a view to any resale or distribution thereof.

(11)
Includes 36,231 shares of common stock currently outstanding, 17,700 shares of common stock issuable upon conversion of our Series B preferred stock, 36,231 shares of common stock issuable upon exercise of the investor option and 3,123 shares of common stock underlying warrants exercisable within 60 days. Mr. Feitag has sole power to vote and dispose of the securities held. The selling shareholder is not affiliated with a broker-dealer and acquired the securities to be resold solely for the account of the selling shareholder, and not for the account of any other person or with a view to any resale or distribution thereof.

(12)
Includes 36,231 shares of common stock currently outstanding and 36,231 shares of common stock issuable upon exercise of the investor option. Mr. Halpern has sole power to vote and dispose of the securities held.  The selling shareholder is not affiliated with a broker-dealer and acquired the securities to be resold solely for the account of the selling shareholder, and not for the account of any other person or with a view to any resale or distribution thereof.

(13)
Includes 57,971shares of common stock currently outstanding and 57,971 shares of common stock issuable upon exercise of the investor option. Ms. Harrington has sole power to vote and dispose of the securities held.  The selling shareholder is not affiliated with a broker-dealer and acquired the securities to be resold solely for the account of the selling shareholder, and not for the account of any other person or with a view to any resale or distribution thereof.

(14)
Includes 662,318 shares of common stock currently outstanding, 362,318 shares of common stock issuable upon exercise of the investor option and 40,000 shares of common stock underlying warrants exercisable within 60 days. The address for Harborview Master Fund, L.P. (“Harborview”) is 850 Third Avenue, Suite 1801, New York, NY 10022. Richard Rosenblum and David Stefansky have shared power to vote and dispose of the securities held. The selling shareholder is not affiliated with a broker-dealer and acquired the securities to be resold solely for the account of the selling shareholder, and not for the account of any other person or with a view to any resale or distribution thereof.

(15)
Includes 36,231 shares of common stock currently outstanding and 36,231 shares of common stock issuable upon exercise of the investor option. Mr. Johnson has sole power to vote and dispose of the securities held. The selling shareholder is not affiliated with a broker-dealer and acquired the securities to be resold solely for the account of the selling shareholder, and not for the account of any other person or with a view to any resale or distribution thereof.

(16)
Includes 36,231 shares of common stock currently outstanding and 36,231 shares of common stock issuable upon exercise of the investor option. The address for Ridge Clearing & Outsourcing Solutions is 1981 Marcus Ave, 2nd Floor, Lake Success, NY 11042.  Ridge Clearing & Outsourcing, as custodian of the Steven D. Johnson IRA, has sole power to vote and dispose of the securities. The selling shareholder is not affiliated with a broker-dealer and acquired the securities to be resold solely for the account of the selling shareholder, and not for the account of any other person or with a view to any resale or distribution thereof.

(17)
Includes 304,476 shares of common stock currently outstanding, 144,927 shares of common stock issuable upon exercise of the investor option and 208,639 shares of common stock underlying warrants exercisable within 60 days. The address for Porter Partners, L.P. is 300 Drakes Landing Rd., Suite 175, Greenbrae, CA 94904. Jeffrey H. Porter has sole power to vote and dispose of the securities held by Porter Partners, L.P. The selling shareholder is not affiliated with a broker-dealer and acquired the securities to be resold solely for the account of the selling shareholder, and not for the account of any other person or with a view to any resale or distribution thereof.

(18)
Includes 36,231 shares of common stock currently outstanding and 36,231 shares of common stock issuable upon exercise of the investor option. Mr. Prain has sole power to vote and dispose of the securities held. The selling shareholder is not affiliated with a broker-dealer and acquired the securities to be resold solely for the account of the selling shareholder, and not for the account of any other person or with a view to any resale or distribution thereof.

(19)
Includes 144,927 shares of common stock currently outstanding, 85,000 shares of common stock issuable upon conversion of our Series B preferred stock, 144,927 shares of common stock issuable upon exercise of the investor option and 15,000 shares of common stock underlying warrants exercisable within 60 days. Scott and Mary Strickland have shared power to vote and dispose of the securities held.  The selling shareholder is not affiliated with a broker-dealer and acquired the securities to be resold solely for the account of the selling shareholder, and not for the account of any other person or with a view to any resale or distribution thereof.

(20)
Includes 217,391 shares of common stock currently outstanding and 217,391 shares of common stock issuable upon exercise of the investor option. Mr. Wilton has sole power to vote and dispose of the securities held. The selling shareholder is not affiliated with a broker-dealer and acquired the securities to be resold solely for the account of the selling shareholder, and not for the account of any other person or with a view to any resale or distribution thereof.

(21)
Includes 380,000 shares of common stock currently outstanding and 130,000 shares of common stock issuable upon exercise of the investor option. The address for 11 Good Energy, Inc. is 4450 Belden Village Street, Suite 800, Canton, OH, 44718.  Frederick C. Berndt has sole power to vote and dispose of the securities held. The selling shareholder is not affiliated with a broker-dealer and acquired the securities to be resold solely for the account of the selling shareholder, and not for the account of any other person or with a view to any resale or distribution thereof.

PLAN OF DISTRIBUTION

Distribution by Selling Shareholders

This prospectus relates to shares of our common stock held by the selling shareholders.  Each selling shareholder of the common stock and any of their pledgees, assignees and successors-in-interest may, from time to time, sell any or all of their shares of common stock through the NASDAQ Capital Market, any market or trading facility on which the shares are traded or in private transactions.  These sales may be at fixed or negotiated prices.  A selling shareholder may use any one or more of the following methods when selling shares:

•	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers,

•	block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction,

•	purchases by a broker-dealer as principal and resale by the broker-dealer for its account,

•	an exchange distribution in accordance with the rules of the applicable exchange,

•	privately negotiated transactions,

•	settlement of short sales entered into after the effective date of the registration statement of which this prospectus is a part,

•	broker-dealers may agree with the selling shareholders to sell a specified number of such shares at a stipulated price per share,

•	through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise,

•	a combination of any such methods of sale, or

•	any other method permitted pursuant to applicable law.

The selling shareholders also may sell shares under Rule 144 under the Securities Act, if available, rather than under this prospectus.

Broker-dealers engaged by the selling shareholders may arrange for other brokers-dealers to participate in sales.  Broker-dealers may receive commissions or discounts from the selling shareholders (or, if any broker-dealer acts as agent for the purchaser of shares, from the purchaser) in amounts to be negotiated, but, except as set forth in a supplement to this prospectus, in the case of an agency transaction not in excess of a customary brokerage commission in compliance with NASDR Rule 2440; and in the case of a principal transaction a markup or markdown in compliance with NASDR IM-2440.

In connection with the sale of the common stock or interests therein, the selling shareholders may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the common stock in the course of hedging the positions they assume.  The selling shareholders also may sell shares of the common stock short and deliver these securities to close out their short positions, or loan or pledge the common stock to broker-dealers that in turn may sell these securities.  The selling shareholders also may enter into option or other transactions with broker-dealers or other financial institutions or the creation of one or more derivative securities which require the delivery to such broker-dealer or other financial institution of shares offered by this prospectus, which shares such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction).

The selling shareholders and any broker-dealers or agents that are involved in selling the shares may be considered “underwriters” within the meaning of the Securities Act in connection with such sales.  In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act.

Because selling shareholders may be considered “underwriters” within the meaning of the Securities Act, they will be subject to the prospectus delivery requirements of the Securities Act including Rule 172 thereunder.  In addition, any securities covered by this prospectus which qualify for sale pursuant to Rule 144 under the Securities Act may be sold under Rule 144 rather than under this prospectus.  There is no underwriter or coordinating broker acting in connection with the proposed sale of the shares by the selling shareholders.

We agreed to keep this prospectus effective until all securities registered under the registration statement have been sold or are otherwise able to be sold pursuant to Rule 144 under the Securities Act, without regard to volume limitations, provided we comply with our reporting obligations.  The shares will be sold only through registered or licensed brokers or dealers if required under applicable state securities laws. In addition, in certain states, the shares may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

Under applicable rules and regulations under the Securities Exchange Act of 1934, any person engaged in the distribution of the shares may not simultaneously engage in market making activities with respect to the common stock for the applicable restricted period, as defined in Regulation M, prior to the commencement of the distribution.  In addition, the selling shareholders will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including Regulation M, which may limit the timing of purchases and sales of shares of the common stock by the selling shareholders or any other person.  We will make copies of this prospectus available to the selling shareholders and will inform them of the need to deliver a copy of this prospectus to each purchaser at or prior to the time of the sale (including by compliance with Rule 172 under the Securities Act).

We are required to pay certain fees and expenses incurred by us incident to the registration of the shares.  We have agreed to indemnify the selling shareholders against certain losses, claims, damages and liabilities, including liabilities under the Securities Act.

The selling shareholders may offer all of the shares of common stock for sale.  Further, because it is possible that a significant number of shares could be sold at the same time under this prospectus, such sales, or that possibility, may depress the market price of our common stock.  We cannot assure you, however, that any of the selling shareholders will sell any or all of the shares of common stock they may offer.

Transfer Agent

The transfer agent and registrar for our common stock is:

Olde Monmouth Stock Transfer Co., Inc.
200 Memorial Parkway
Atlantic Highlands, NJ 07716
(732) 872-2727

Provisions of Florida Law

Affiliated Transactions.    As a Florida corporation, we are subject to the Florida Business Corporation Act, or “Florida Act,” which provides that an “affiliated transaction” of a Florida corporation with an “interested shareholder,” as those terms are defined in the statute, generally must be approved by the affirmative vote of the holders of two-thirds of the outstanding voting shares, other than the shares beneficially owned by the interested shareholder. The Florida Act defines an “interested shareholder” as any person who is the beneficial owner of more than 10% of the outstanding voting shares of the corporation.

The foregoing restrictions do not apply if the corporation’s original articles of incorporation or an amendment to its articles of incorporation or bylaws approved by the affirmative vote of the holders of a majority of the outstanding shares of voting stock of the corporation (other than shares held by the interested shareholder) contain a provision expressly electing for the corporation not to be governed by the restrictions. Our articles and bylaws do not contain such a provision.

Control-Share Acquisitions.    The Florida Act also contains a control-share acquisition statute which provides that a person who acquires shares in an “issuing public corporation,” as defined in the statute, in excess of certain specified thresholds generally will not have any voting rights with respect to such shares unless such voting rights are approved by the holders of a majority of the votes of each class of securities entitled to vote separately, excluding shares held or controlled by the acquiring person. The thresholds specified in the Florida Act are the acquisition of a number of shares representing: (1) at least 20% but less than 33−1/3% of all voting power; (2) at least 33−1/3% but less than a majority of all voting power; or (3) a majority or more of all voting power.  The statute does not apply if, among other things, the acquisition is approved by the corporation’s board of directors, or is effected pursuant to a statutory merger or share exchange to which the corporation is a party.

The statute also does not apply to an acquisition of shares of a corporation in excess of a specified threshold if, before the acquisition, the corporation’s articles of incorporation or bylaws provide that the corporation will not be governed by the statute. The statute also permits a corporation to adopt a provision in its articles of incorporation or bylaws providing for the redemption of the acquired shares by the corporation in specified circumstances.  Our articles and bylaws do not contain such provisions.

Florida law and our Bylaws also authorize us to indemnify our directors, officers, employees and agents under certain circumstances.  In addition, Florida law presently limits the personal liability of corporate directors for monetary damages, except where the directors (i) breach their fiduciary duties and (ii) such breach constitutes or includes certain violations of criminal law, a transaction from which the directors derived an improper personal benefit, certain unlawful distributions or certain other reckless, wanton or willful acts or misconduct.

LEGAL MATTERS

Hogan & Hartson LLP, 555 Thirteenth Street, N.W., Washington, DC 20004, will pass upon the validity of the shares of common stock offered in this prospectus.

EXPERTS

The consolidated financial statements of New Generation Biofuels Holdings, Inc. as of December 31, 2009 and for the year then ended, are incorporated by reference herein in reliance upon the report of Reznick Group, P.C., independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

The audit report of Reznick Group, P.C. on the aforementioned consolidated financial statements contains an explanatory paragraph stating that our negative cash flows from operations and dependence on future financing raise substantial doubt about our ability to continue as a going concern. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

The consolidated financial statements of New Generation Biofuels Holdings, Inc. as of December 31, 2008 and for the year then ended, are incorporated by reference herein in reliance upon the report of Imowitz, Koenig & Co., LLP, independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and special reports, proxy statements and other documents with the SEC. You may read and copy any document we file at the SEC’s public reference room at 100 F Street, N.E., Washington, D.C. 20549. You should call 1-800-SEC-0330 for more information on the public reference room. The SEC maintains an Internet website at www.sec.gov that contains reports, proxy and information statements, and other information regarding issuers of securities, like us, that file electronically with the SEC. Our SEC filings are available to you on the SEC’s Internet website.  We also maintain a website at www.newgenerationbiofuels.com, which provides additional information about our company.  The contents of our website or any other website, however, are not a part of this prospectus and is not incorporated by reference into this prospectus.

This prospectus is part of a registration statement that we filed with the SEC. The registration statement, including certain exhibits and schedules and the information incorporated by reference, contains more information than this prospectus regarding us and our securities. You can obtain a copy of the registration statement from the SEC at the address listed above or from the SEC’s Internet site.

You can also obtain these documents from us, without charge (other than exhibits, unless the exhibits are specifically incorporated by reference), by requesting them in writing or by telephone at the following address:

New Generation Biofuels Holdings, Inc.
Attn: Cary J. Claiborne
5850 Waterloo Road, Suite 140
Columbia, Maryland 21045
 (410) 480-8084

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

The SEC allows us to “incorporate by reference” information into this prospectus. This means that we can disclose important information to you by referring you to another document filed separately with the SEC.  The information incorporated by reference is considered to be a part of this prospectus, except for any information that is superseded by other information that is included in or incorporated by reference into this document.  We incorporate by reference each of the documents listed below:

•	our Annual Report on Form 10-K for the fiscal year ended December 31, 2009 (SEC File No. 001-34022);

•	our Current Report on Form 8-K filed on April 2, 2010 (SEC File No. 001-34022);

•	all documents filed by us with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this prospectus and before termination of this offering; and

•	the description of our common stock contained in our Registration Statement on Form 8-A filed on April 14, 2008 and as amended on September 22, 2008 (SEC File No. 001-34022).

We incorporate by reference any additional documents that we may file with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 from the date of the registration statement of which this prospectus is part until the termination of the offering of the securities.  These documents may include annual, quarterly and current reports, as well as proxy statements.  Any material that we later file with the SEC will automatically update and replace the information previously filed with the SEC.

For purposes of this registration statement, any statement contained in a document incorporated or deemed to be incorporated herein by reference shall be deemed to be modified or superseded to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated herein by reference modifies or supersedes such statement in such document.

NEW GENERATION BIOFUELS HOLDINGS, INC.

3,781,716

Common Stock

Prospectus

April __, 2010

PART II
INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14.  Other Expenses of Issuance and Distribution.

The following table sets forth the estimated expenses that the registrant has incurred in connection with the filing of this registration statement.  All of the amounts shown are estimates, except for the SEC registration fee.

SEC Registration Fees	$191
Transfer Agent Fees	300
Legal Fees and Expenses	10,000
Printing and Engraving Expenses	2,000
Accounting Fees and Expenses	3,000
Miscellaneous	−
Total	$15,491

Item 15.  Indemnification of Directors and Officers.

Section 607.0850 of the Florida Act provides for the indemnification of officers, directors, employees, and agents. A corporation shall have power to indemnify any person who was or is a party to any proceeding (other than an action by, or in the right of, the corporation), by reason of the fact that he or she is or was a director, officer, employee, or agent of the corporation or is or was serving at the request of the corporation as a director, officer, employee, or agent of another corporation, partnership, joint venture, trust, or other enterprise against liability incurred in connection with such proceeding, including any appeal thereof, if he or she acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to, the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful. The termination of any proceeding by judgment, order, settlement, or conviction or upon a plea of nolo contendere or its equivalent shall not, of itself, create a presumption that the person did not act in good faith and in a manner which he or she reasonably believed to be in, or not opposed to, the best interests of the corporation or, with respect to any criminal action or proceeding, had reasonable cause to believe that his or her conduct was unlawful.

We have agreed to indemnify each of our directors and certain officers against certain liabilities, including liabilities under the Securities Act.  Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers and controlling persons pursuant to the provisions described above, or otherwise, we have been advised that in the opinion of the U.S. Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.  In the event that a claim for indemnification against such liabilities (other than our payment of expenses incurred or paid by our director, officer or controlling person in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

Item 16. Exhibits.

The exhibits to this Registration Statement are listed on the Exhibit Index, which is incorporated by reference to this Item 16.

Item 17. Undertakings.

(a)  The undersigned registrant hereby undertakes:

(1)  To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

 (i)  To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)  To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)  To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

provided, however, that paragraphs (a)(1)(i), (a)(1)(ii) and (a)(1)(iii) of this section do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) (§230.424(b) of this chapter) that is part of the registration statement.

(2)  That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)  To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)  That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A (§230.430A of this chapter), shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(b)  The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)  The undersigned registrant hereby undertakes to deliver or cause to be delivered with the prospectus, to each person to whom the prospectus is sent or given, the latest annual report to security holders that is incorporated by reference in the prospectus and furnished pursuant to and meeting the requirements of Rule 14a-3 or Rule 14c-3 under the Securities Exchange Act of 1934; and, where interim financial information required to be presented by Article 3 of Regulation S-X are not set forth in the prospectus, to deliver, or cause to be delivered to each person to whom the prospectus is sent or given, the latest quarterly report that is specifically incorporated by reference in the prospectus to provide such interim financial information.

(d)  Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on this Pre-Effective Amendment No. 1 to Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Columbia, State of Maryland on April 2, 2010.

NEW GENERATION BIOFUELS HOLDINGS, INC.

By:	/s/ Cary J. Claiborne
Cary J. Claiborne
President and Chief Executive Officer
(principal executive officer)

Pursuant to the requirements of the Securities Act of 1933, Pre-Effective Amendment No. 1 to this registration statement has been signed by the following persons in the capacities and on the dates indicated, in each case outside of the State of New York.

	Name	Title	Date

	/s/ Cary J. Claiborne	President and Chief Executive Officer (principal executive officer)	April 2, 2010
Cary J. Claiborne

	/s/ Dane R. Saglio	Chief Financial Officer	April 2, 2010
	Dane R. Saglio	(principal financial and accounting officer)

	/s/ Lee S. Rosen*	Chairman of the Board	April 2, 2010
Lee S. Rosen

	/s/ John E. Mack*	Director	April 2, 2010
John E. Mack

	/s/ James Robert Sheppard, Jr.*	Director	April 2, 2010
James Robert Sheppard, Jr.

		Director	April 2, 2010
Dougles S. Perry

* By:	/s/ Cary J. Claiborne
Cary J. Claiborne
Attorney-in-Fact

EXHIBIT INDEX

Exhibit Number	Description of Documents

5.1†	Opinion of Hogan & Hartson LLP.

23.1*	Consent of Imowitz Koenig & Co., LLP.

23.2*	Consent of Reznick Group, P.C.

23.3†	Consent of Hogan & Hartson (included in Exhibit 5.1).

24.1†	Power of Attorney (included on signature page hereof).

*      Filed herewith.
†      Previously filed.